SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 10


                GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                          COMPOUND NATURAL FOODS, INC.
              (Exact name of registrant as specified in its charter)
                         66,386,000 shares outstanding at
                                     June 30, 2008

     Nevada                                                   84-1418566
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

9312 Meredith Court, Lone Tree, Colorado                          80124
(Address of Principal Executive Offices)                        (Zip Code)


      Registrant's Telephone Number, including area code:  (303) 662-8118

        Securities Registered Under Section 12(b) of the Exchange Act:

                                    None

         Securities Registered Under Section 12(g) of the Exchange Act:

                       Common Stock, $.001 par value


                           Forward-Looking Statements

     This Report contains, in addition to historical information, forward-looking statements regarding COMPOUND NATURAL FOODS, INC. (the "Company"), which represent the Company's expectations or beliefs including, but not limited to, statements concerning the Company's operations, performance, financial condition, business strategies, and other information and that involve substantial risks and uncertainties. The Company's actual results of operations, some of which are beyond the Company's control, could differ materially. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that could cause or contribute to such difference include, but are not limited to, limited operating history; lack of current operations; need for additional financing; dependence on management; and other factors discussed herein and in the Company's other filings with the Securities and Exchange Commission.




                                 TABLE OF CONTENTS
                                                                         Page

ITEM 1.     BUSINESS                                                        3

ITEM 1A.    RISK FACTORS                                                    5

ITEM 2.     FINANCIAL INFORMATION                                           7

ITEM 3.     PROPERTIES                                                      8

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
            AND MANAGEMENT                                                  8

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS                                9

ITEM 6.     EXECUTIVE COMPENSATION                                         10

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                 10

ITEM 8.     LEGAL PROCEEDINGS                                              11

ITEM 9.     MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S
            COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                  11

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES                        11

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
            REGISTERED                                                     11

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS                      11

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                    12

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
            ON ACCOUNTING AND FINANCIAL DISCLOSURE                         12

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS                              12

















                                       2


ITEM 1.  BUSINESS

HISTORY

     The Company was formed under the laws of the state of Nevada on August 12, 1999, under the name Zurich American Financial, S.A., Inc. The Company had no operations from date of incorporation until September 29, 2004. On that date the Company acquired all of the issued and outstanding shares of common stock and warrants to purchase common stock of Compound Healthcare, Inc., a California corporation in a tax free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986. The two principal shareholders of Compound Healthcare, Inc. were issued 60,000,000 shares of the Company (12,000,000 to Clayton Duxburg and 48,000,000 shares to Gerald Newman, respectively) and 6,085,000 shares were issued to other shareholders.Compound Healthcare, Inc. had no assets or significant operations prior thereto. The name of the corporation was changed by amendment to the Company's Articles of Incorporation to Compound Natural Foods, Inc. on October 20, 2004.

     In October 2004, the Company acquired all of the outstanding units of Pure Natural, LLC a Colorado limited liability company in the development stages, in the business of manufacturing and marketing naturally formulated nutritional beverages and supplements. The Company's president, Joey Canyon, was a manager of Pure Nature along with Ron Noland and Gerald R. Newman. Mr. Newman was also manager of Compound Management LLC, a California limited liability company which owned a 51% interest in Pure Nature, LLC and voted in favor of the sale of that entity to the Company. Thus, Pure Nature became wholly-owned by the Company in October 2004. The unit holders of Pure Nature received 2,000,000 shares of the Company's common stock in the transaction and the right to receive up to 8,000,000 additional shares of the Company common stock if Pure Nature had $2,000,000 in net profits within 24 months of October 8, 2004, with Compound Management, LLC to receive the 8,000,000 shares of common stock of the Company if the profit contingency was not met.

     In April 2005, Michael Naughton of Aurora, Colorado, a former unit holder in Pure Nature and shareholder of the Company by reason of the acquisition by the Company of Pure Nature, paid $400,000 in a transaction whereby 12,000,000 shares of the Company held by Clayton Duxburg and 48,000,000 shares of the Company held by Gerald R. Newman were placed in an escrow to be distributed to Mr. Naughton and Joey Canyon, the Company's president, in amounts to be determined by them. Mr. Naughton also received a convertible promissory note of the Company's President, Joey Canyon, payable to Mr. Naughton in the amount of $400,000 with stated interest of 5.5% per annum. The note was convertible for two years from April 18, 2005, into 17,000,000 shares of restricted common stock of the Company. The note is secured by a pledge and security agreement between Mr. Naughton and Joey Canyon whereby the 60 million shares held in escrow are assigned to secure the repayment of the $400,000 promissory note held by Mr. Naughton. The note is in default, and Mr. Naughton is the beneficial owner of the 60 million shares. Pursuant to the stock purchase agreement, the $400,000 paid by Mr. Naughton was distributed as follows:

                                     3
     Gerald R. Newman	              $208,730
     Clayton Duxburg                  $106,830
     Brad Stewart                     $ 34,439
     Legal Fees                       $  8,500
     Legal Expenses                   $  2,120
     Balance-Company                  $ 47,875
          Total     	              $400,000

     Mr. Naughton also received 1,000,000 shares of common stock of the Company from Brad Stewart in the transaction.

     As part of the Stock Purchase Agreement, Gerald R. Newman resigned as sole director and president of the Company and Joey Canyon became the sole director and president of the Company.

PURE NATURE, LLC

     Since its acquisition by the Company in October 2004, the Company's sole operations have been through this wholly-owned subsidiary. Pure Nature was formed in 1997, for the purpose of formulating, developing and marketing high-quality naturally formulated nutritional beverages and supplements. Its emphasis was on creating beverages and supplements (i.e., powders and dry crystals) that have optimal health and nutritional values, but also good taste. Its initial product was a dry powder which is mixed with water or other liquids marketed under the general name Hydro Charge. It was on sale at the King Soopers supermarkets in the Denver Metro area. Sales efforts were discontinued in October 2006.

     The Company has no current operations.

     The Company had a manufacturing agreement with Chemins, Inc., Colorado Springs, Colorado, for the formulation, mixing and packaging of its Hydro Charge product and stored its inventories at Chemins, and at a warehouse operated by Get-A-Grip & Stuff, Inc. located at 13450 Smith Road, Aurora, Colorado.

     The Company had marketing agreements for Hydro Charge through distributors. It is the Company's position these agreements are no longer in effect. The Company was not able to pay minimum monthly commissions. The financial statements reflect a contingent liability of an unspecified amount relating to such agreements, see note 8.

     Shelf space at supermarkets, health stores, convenience stores and other retail outlets is generally difficult to obtain for new products by small unknown manufacturers. Typically, agreements for shelf space are not obtainable except for large, international-type beverage companies. Further, large chain stores do not pay for products they sell for vendors for 60 to 90 days after the product is placed on the shelves and then only to the extent such product is sold. Slow selling products are removed from the shelf for immediate pickup by vendors and/or manufacturers since chain stores, convenience stores, health stores and the like usually have limited storage facilities on site.

COMPETITION - PURE NATURAL

     Competition for all types of beverage drinks and supplements is extremely fierce in the United States and most foreign markets. There are numerous types of health drinks that are very well known such as Gatorade and the large international companies such as Coke and Pepsi market health-type beverages. These companies and other smaller beverage companies have multi-million dollar advertising budgets, name recognition and marketing clout with retailers which makes it extremely difficult for small newcomers with limited resources to compete. The Company had distribution agreements for its product and had been attempting to distribute its products to retailers itself. Marketing had been concentrated in the Denver Metro Area and along the Colorado Front Range - Fort Collins, Colorado to Pueblo, Colorado.

     In view of the foregoing, it is obvious that the Company was in a very difficult competitive environment as it attempted to develop a niche market for its product. As a result, operations ceased.

PRODUCT LIABILITY INSURANCE

     The Company has had no product liability insurance for several years, which adversely affected the Company's ability to place its product with retail outlets.

GOVERNMENT REGULATION - PURE NATURE

     The manufacturing facilities which formulated, mixed and packaged the Company's product, Hydro Charge, were subject to the regulations of the U.S. Food and Drug Administration (FDA) relating thereto and the Company is subject to such regulations of the FDA for labeling and claims made with respect to the product for health, curative effects and so forth. Such regulations may be difficult and/or expensive with which to comply. The Company is not aware of any complaints by the FDA or any other Federal or State regulatory agency with respect to its product.

POSSIBLE SALE OF PURE NATURE LLC

     The Company is considering selling its subsidiary, Pure Nature, to Joey Canyon, its president, or to a group to be organized by Mr. Canyon and/or one or more of his associates, yet to be determined. The definitive plans, arrangements or agreements have not yet been made. Further, such sale is in all likelihood contingent on a change in control of the Company in which the current majority stockholder, Michael Naughton sells or transfers his shareholdings.

ITEM 1A.  RISK FACTORS.

OPERATING LOSSES

     For the years ended September 30, 2006 and September 30, 2007, the Company had net losses of $54,312 and $70,967 respectively. There were no sales of product for the year ended September 30, 2007.

DEVELOPMENTAL STAGE

     Based on the Company's business plan, it is a development stage company since principal operations have ceased, and now planned principle operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply to developing enterprises. As a development stage company, the Company discloses its retained earnings (or accumulated deficit) during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began on October 1, 2006, when the Company commenced its efforts to become a publicly reporting company, ultimately to seek a business combination.

INSOLVENT

     The Company is currently insolvent in the equity and bankruptcy senses. Shareholder's equity is a minus $510,958 at June 30, 2008.

INEFFECTIVE INTERNAL CONTROLS

     Our management, with the participation of the President, evaluated the effectiveness of the Company's internal control over financial reporting as of December 31, 2007.

     Based on this evaluation, our management, with the participation of the President, concluded that, as of December 31, 2007, our internal control over financial reporting was not effective due to material weaknesses in the system of internal control.

     Specifically, management identified the following control deficiencies.
(1) The Company has not properly segregated duties as one or two individuals to initiate, authorize, and complete all transactions. The Company has not implemented measures that would prevent the individuals from overriding the internal control system. The Company does not believe that this control deficiency has resulted in deficient financial reporting because the Chief Financial Officer is aware of his responsibilities under the SEC's reporting requirements and personally certifies the financial reports. (2) The Company has installed accounting software that does not prevent erroneous or unauthorized changes to previous reporting periods and does not provide an adequate audit trail of entries made in the accounting software. The Company does not believe that this control deficiency has resulted in deficient financial reporting because the Company has implemented a series of manual checks and balances to verify that previous reporting periods have not been improperly modified and that no unauthorized entries have been made in the current reporting period.

Accordingly, while the Company has identified certain material weaknesses in its system of internal control over financial reporting, it believes that it has taken reasonable steps to ascertain that the financial information contained in this report is in accordance with generally accepted accounting principles. Management has determined that current resources would be appropriately applied elsewhere and when resources permit, they will alleviate material weaknesses through various steps.

Further, since the Company currently has no operations and its expenses are limited primarily to payment for professional services, and since the Company has no current funding other than loans from its major shareholder to pay current expenses, the Company plans to delay implementing more extensive internal accounting controls, including the employment of accounting personnel. If and when the Company is reorganized or becomes involved in business activities and/or operations, of which there is no assurance, appropriate internal controls to insure proper financial reporting will be implemented.

LIMITED MANAGEMENT

     Neither Joey Canyon nor Michael Naughton are actively engaged in management of the Company. Further, it is not expected that they will be in the future. Rather, it is expected that new management, yet to be determined, will be found to manage the future affairs of the Company. There is no assurance that such persons will be found, engaged or will be effective managers.

PLANNED SALE OF CONTROL

     The majority shareholder, Michael Naughton, plans, with the assistance of securities industry professionals, to seek to sell his controlling interest through an outright sale, a merger, consolidation or purchase of assets of another business entity. It is expected that efforts in that respect will not commence until the Company has an effective registration statement on Form 10 with the Securities and Exchange Commission. Mr. Naughton has made no efforts to date in respect to the foregoing. Further, there is no assurance that he will be successful in obtaining a sale of his shares of common stock of the Company or to effect a change of control of the Company by way of some form of business combination such as a merger. Mr. Naughton is interested in taking this course of action in an attempt to recoup the approximately $400,000 he has invested in shares of the Company and $110,000 he has loaned to the Company to date and to relieve himself from further duties and obligations concerning the affairs of the Company.

ITEM 2. FINANCIAL INFORMATION MANAGEMENT'S DISCUSSION OF OPERATING RESULTS AND FINANCIAL CONDITION.

OPERATING RESULTS                       Total          Net Loss      Net Loss
                                        Expenses                    Per Share

Nine months Ended June 30, 2008*         $4,984         $38,734           Nil
Nine month ended June 30, 2007*           2,871          36,621           Nil
Year ended September 30, 2007            25,967          70,967           Nil
Year ended September 30, 2006            13,937          54,312           Nil
Period October 1, 2006 to June 30, 2008* 30,981         109,701           Nil
(Development stage)

FINANCIAL CONDITION                 Total        Total          Shareholder's
                                    Assets       Liabilities    Deficit

At June 30, 2008*                  $ 79          $ 510,958         $ 510,879
At September 30, 2007               424            472,569           472,145
At September 30, 2006               813            401,991           401,178

*unaudited

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been able to continue solely by reason of loans from its major shareholder, proceeds of which have been used primarily to pay for professional services and pay certain current liabilities. The Company has had no revenues from operations since October 1, 2006 and no infusion of capital since prior to October 1, 2005. The Company has no prospect of obtaining additional capital or other funding absent some form of reorganization or change of control.

     The Company's auditors indicate in their report that there is question as to whether the Company can continue as a going concern absent additional funding. The Company has borrowed funds from its major shareholder, including approximately $25,000 to pay for professional services during the past two years. At June 30, 2008 the total was $110,775.

INTERNAL CONTROLS

See Item 1A RISK FACTORS for discussion of ineffective Internal Controls.

ITEM 3.  PROPERTIES.

PROPERTIES

     The Company maintains its offices at the personal residence of its President, Joey Canyon, 9312 Meredith Court, Lone Tree, Colorado 80124, telephone number (303) 662-8118. The Company does not pay rent for use of those facilities nor does it reimburse Mr. Canyon for any expenses other than telephone long-distance charges.

     The Company holds no patents or copyrights. Its Hydro Charge product was produced pursuant to a formula kept secret except with its manufacturer, with whom the Company had a proprietary information agreement as to the formulation.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     At June 30, 2008, the Company had issued and outstanding 67,386,000 shares of its common stock. The following table sets forth certain information regarding beneficial ownership of common stock as of that date by: (1) each person who is known by the Company to own beneficially more than 5% of the Company's common stock; (2) each director of the Company; (3) each chief executive officer of the Company and the four highest compensated executive officers of the Company; and (4) all officers and directors as a group.

     The number and percentage of shares beneficially owned is determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and is not indicative of beneficial ownership for any other purpose.

     Amount of
Name and Address           Beneficial       Percentage
of Beneficial Owner         Ownership         of Class

Michael Naughton          61,000,000 (1)         90.5%
150 S. Havana
Aurora, CO  80012

Joey Canyon                        0 (1)            0
9312 Meredith Court
Lone Tree, CO  80124


(1) 60,000,000 shares attributable to Mr. Naughton are issued in the name of Joey Canyon and the subject of a security agreement pledged to secure a $400,000 note of Mr. Canyon payable to Mr. Naughton and an escrow agreement to which he and Mr. Canyon are parties and pursuant thereto they are to mutually direct the escrow agent to issue the shares to Mr. Naughton and Mr. Canyon in amounts to be agreed upon by them, however, it is expected that Mr. Naughton is to receive all or nearly all of these 60,000,000 shares.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

     The Company has only one director and one executive officer:  Joey
Canyon:

     Joey Canyon is 54 years of age, resides at 9312 Meredith Court, Lone Tree, Colorado 80124. He graduated from College of the Canyons, Valencia, CA in 1973 with an associate degree. He attended Chadron State College, Chadron, Nebraska from 1973 to 1975. He has been the principal manager of Pure Nature, LLC since its formation in 1997 to the present and he has been president of the Company since 2005.

MAJOR SHAREHOLDER

     Michael Naughton is 56 years of age, resides at Englewood, Colorado and is the president of Mike Naughton Ford, Inc., 150 S. Havana, Aurora, Colorado, a fully-franchised new car and used car dealership by the Ford Motor Company. Mr. Naughton has been so engaged for 28 years. Mr. Naughton is a graduate of the University of Notre Dame (BBA) and the University of Detroit (MBA). He acquired control of 61,000,000 shares, 90.5% of the Company's outstanding common stock in a transaction with two former control persons described under the caption "BUSINESS" sub "HISTORY" above. He also holds a $400,000 promissory note of Joey Canyon which is secured by 60,000,000 shares of common stock of the Company.

     INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS. To the best of our knowledge, during the past five years, none of the following occurred with respect to Messrs. Canyon and Naughton:

                                      9
(1) any bankruptcy petition filed by or against any business of which with of them was a general partner or executive officer either at the time of the bankruptcy or within two yeas prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses.

(3) being subject to any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily inquiring, barring, suspending or otherwise limiting involvement in any type of business, securities or otherwise limiting involvement in any type of business, securities or banking activities, and

(4) being found by a court of competent jurisdiction, the SEC or the CFTC to have violated Federal or state securities or commodities laws.

AUDIT COMMITTEE

     The Company has no audit committee and is not now required to have one, nor an audit committee financial expert.

CODE OF ETHICS

The Company has not to date adopted a code of business conduct and ethics applicable to its officers, directors or accounting officer.

ITEM 6.  EXECUTIVE COMPENSATION.

     Joey Canyon is the only executive officer of the Company. He received no salary or other compensation from the Company for the years ended September 30, 2006 and 2007 and the interim period ended June 30, 2008.

EMPLOYMENT AGREEMENTS

     No officer or employee has an agreement to be employed by the Company.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Except as described in the subcaption HISTORY above in the caption BUSINESS in which the agreements for change of control of the Company are detailed whereby in September, 2004, Gerald Newman and Clayton Duxbury obtained control in the transaction involving Compound Healthcare, Inc. and subsequently in April 2005, Michael Naughton in effect, acquired control of the Company from Messrs. Newman and Duxbury (60,000,000 shares) by paying $400,000 in exchange for a promissory note of the Company's President, Joey Canyon, secured by the said 60,000,000 shares reissued in the name of Joey Canyon; and the acquisition by Mr. Naughton of 1,000,000 shares of common stock from Brad Stewart and the transaction whereby the Company acquired Pure Natural, LLC, there have been no material related party transactions between the Company and its officers, directors or control persons.



                                      10



     Mr. Naughton has advanced $110,775 to the corporation to fund the payment of current expenses including legal and accounting expenses. He holds a promissory note of the Company in the total amount of $37,000 at an interest rate of 6% payable 30 days after demand. The remaining advance of $73,755 is not covered by a promissory note, but Mr. Naughton intends to attempt to recover the entire $110,775.

ITEM 8.  LEGAL PROCEEDINGS.

     There are currently no legal proceedings pending against the Company and management is not aware of any claims being asserted against the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

     The Company's common stock does not trade on any securities industry market. We are informed that during 2004 the Company's common stock was quoted sporadically in the so-called Pink Sheets, but that few, if any, trades were affected. The trading symbol was CFDJ.

SHAREHOLDERS

     Based on information from its stock transfer agent and from CEDE and Co., as of September 30, 2007, the Company had 39 shareholders of record and an additional 55 individuals or entities were beneficial holders of shares of common stock of the Company. This does not necessarily include all beneficial owners who hold shares at broker/dealers or street name.

DIVIDENDS

     The Company has not paid dividends and expects no dividends to be paid in the foreseeable future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     Except as described under the subcaption HISTORY in ITEM 1 BUSINESS, there have been no sales of unregistered securities of the Registrant during the past two years. The sales described there were to officers, directors or control persons of the Company.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The class of securities registered is the Company's common stock, $0.001 par value per share, of which 100,000,000 shares are authorized and 66,386,000 are outstanding.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's by-laws, in effect, provide the Company may indemnify directors against liability incurred in a proceeding if the director acted in good faith and reasonably believed that his conduct was in the best interest of the Company. Directors and officers are entitled to indemnification from liability if successful in the defense of a proceeding, brought against them based on their respective offices with the Company.

                                     11
     The Securities and Exchange Commission takes the position that indemnification for liability for claims based on violation of the federal securities laws is against public policy.

ITEM 13.  SELECTED FINANCIAL DATA.

The Company does not have quarterly financial data for the past two fiscal years nor for the nine months ending June 30, 2008.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     See Item 1A RISK FACTORS:  Ineffective Internal Controls.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)     Financial Statements.

              Auditors Report

              Consolidated Balance Sheets September 30, 2006 and September 30, 2007 and unaudited June 30, 2008.

              Consolidated Statement of Operations and Statements of Cash Flows for years ended September 30, 2006 and September 30, 2007 and interim unaudited nine months ended June 30, 2007 and June 30, 2008.

              Consolidated Statement of Changes in Stock Holders' Equity (Deficit) September 30, 2006, September 30, 2007 and June 30, 2008 (unaudited).


      (b)     Exhibits.

3.1 Articles of Incorporation - Zurich American Financial SA; Amended Articles of Incorporation - Compound Natural Foods, Inc.

3.2     Bylaws

10.1 Agreement and Plan of Exchange - September 29, 2004 - Zurich and Compound Healthcare, Inc.

10.2    Purchase Agreement - Pure Nature Class A Units - October 8, 2004

10.3 Post Closing Addendum to Stock Purchase and Sale Agreement - Pure Nature - April 12, 2005

10.4 Pledge and Security Agreement - 60,000,000 shares - Joey Canyon to Michael Naughton

10.5    $400,000 Convertible Note of Joey Canyon payable to Michael Naughton


                                       12

10.6 Note Purchase and Use of Proceeds Agreement April 2005 - Joey Canyon/Michael Naughton

10.7    Stock Purchase and Sale Agreement - 60,000,000 shares of common stock
        - April 8, 2005 - Joey Canyon / Gerald P. Newman and Clayton Dexburg

10.8 Stock Purchase and Sale Agreement - 1,000,000 shares of common stock, April 2005 Michael Naughton / Brad Stewart

10.9 Closing Statement - April 18, 2005 - Stock Purchase by Michael Naughton and Joey Canyon

10.10 Escrow Agreement - disbursement of $400,000 and 60,000,000 shares of common stock - April 15, 2005

10.11   Manufacturing Agreement - Chemins Company, Inc. for Hydro Charge

10.12   Storage Agreement - Product - Get-a-Grip & Stuff, Inc.

10.13   Promissory Note of the Company payable to Michael Naughton

32.1    Certification - Section 906 of the Sarbanes-Oxley Act of 2002

































                                      13


                         COMPOUND NATURAL FOODS, INC.
                        (A Development Stage Company)

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                 Page

Report of Independent Registered Public Accounting Firm           F-2

Consolidated Balance Sheets                                       F-3

Consolidated Statements of Operations                             F-4

Consolidated Statements of Cash Flows                             F-5

Consolidated Statement of Stockholders' (Deficit)                 F-6

Notes to Consolidated Financial Statements                        F-7

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Compound Natural Foods, Inc.

We have audited the accompanying consolidated balance sheets of Compound Natural Foods, Inc. and Consolidated Subsidiary (A Development Stage Company) as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the two years ended September 30, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compound Natural Foods, Inc. (A Development Stage Company) as of September 30, 2007 and 2006, and the results of its operations, and its cash flows for the two years ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has accumulated operating losses since its inception, and has negative working capital and stockholders' (deficits), which raise substantial doubts about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

July 18, 2008

                                    COMPOUND NATURAL FOODS, INC.
                                          Balance Sheet

                                           June 30, 2008        September 30,         September 30,
                                             (Unaudited)             2007                  2006
                                          ---------------       -------------        --------------
                ASSETS
CURRENT ASSETS
    Cash                                             $79               $424                   $813

       Total Current Assets                           79                424                    813

           TOTAL ASSETS                              $79               $424                   $813


    LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES
   Accounts Payables                           $ 343,490         $  320,990              $  281,055
   Accrued Interest                               15,411             10,427                   4,461
   Accrued Liabilities                            30,032             30,377                  30,000
   Loan from Shareholder                         110,775            110,775                  86,475

       Total Current Liabilities                 499,708            472,569                 401,991

TOTAL LIABILITIES                                499,708            472,569                 401,991

COMMITMENTS & CONTINGENCIES (Notes 1, 2, 6, 7 and 8)

STOCKHOLDERS' (DEFICIT)
   Common Stock - 1,000,000,000 shares authorized,
   $.001 par value                                66,386             66,386                  66,386
     66,386,000 issued and outstanding
   Additional Paid-In Capital                     82,936             82,936                  82,936
   Accumulated Deficit                         (550,500)          (550,500)               (550,500)
   Accumulated Deficit during
development stage                               (98,451)           (70,967)                    -

       Total Stockholders' (Deficit)           (499,629)          (472,145)               (401,178)

           TOTAL LIABILITIES AND STOCKHOLDERS'     $ 79             $  424                  $  813
              (DEFICIT)

                              COMPOUND NATURAL FOODS, INC.
                                STATEMENTS OF OPERATIONS

                                                                                                    Period From
                                                                                                 October 1, 2006
                                                                                                        (Date of
                                                                                                    Commencement
                               Nine Months      Nine Months                                       of Development
                               Ended June 30,   Ended June 30,    Year Ended       Year Ended     Stage) to June
                                   2008              2007         September 30,    September 30,        30, 2008
                               (Unaudited)       (unaudited)          2007             2006          (unaudited)

                               --------------  ----------------  --------------    -------------  --------------
Operating Expenses
     Interest Expense                $  4,984          $  2,871         $  5,967         $  4,461     $   10,951
     Professional Fees                    -                 -             20,000            9,476         20,000
                                --------------  ----------------  --------------    -------------  -------------
     Total Expenses                     4,984             2,871           25,967           13,937         30,951
                                --------------  ----------------  --------------    -------------  -------------
Net (Loss) from Continuing
 Operations                            (4,984)           (2,871)        (25,967)         (13,937)       (30,951)

Net (Loss) from Discontinued
Operations                           (22,500)          (22,500)        (45,000)         (40,375)        (67,500)
                                --------------  ----------------  --------------    -------------  -------------
Net (Loss)                         $ (27,484)      $   (25,371)     $  (70,967)      $  (54,312)     $  (98,451)
                                =============   ================  ==============    =============  =============

Net (Loss) Per Common Share -
 Basic and Fully Diluted:
    Continuing Operations             $     Nil       $       Nil      $     Nil        $     Nil       $    Nil
     Discontinued Operations                Nil               Nil            Nil              Nil            Nil
                                --------------  ----------------  --------------    -------------  -------------
                                      $     Nil       $       Nil      $     Nil        $     Nil       $    Nil
                                ==============  ================  ==============    =============  =============

Weighted Average Shares             66,386,000        66,386,000      66,386,000       66,386,000     66,386,000
                                ==============  ================  ==============    =============  =============

                                   COMPOUND NATURAL FOODS, INC.
                              STATEMENTS OF CASH FLOWS

                                                                                      Period From
                                                                                  October 1, 2006
                                                                                         (Date of
                                                                                     Commencement
                 Nine Months     Nine Months                                       of Development
                 Ended June 30,  Ended June 30,    Year Ended       Year Ended     Stage) to June
                     2008            2007          September 30,    September 30,        30, 2008
                 (Unaudited)     (unaudited)           2007             2006          (unaudited)
                --------------  ---------------   --------------    -------------  --------------
Cash flows from
operating
activities
     Net (Loss)  $  (38,734)      $ (36,621)       $ (70,967)        $  (54,312)   $   (109,701)
     Less: Net
     (loss) from
     discontinued
     operations     (33,750)        (33,750)         (45,000)           (40,375)        (78,750)
                --------------  ---------------   --------------    -------------  --------------
    Net loss from
    continuing
    operations       (4,984)         (2,871)         (25,967)           (13,937)        (30,957)

   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Net change in operating assets and liabilities:
        Account Payables
        and accrued
        current
        liabilities   4,639         (10,718)            1,278           (71,655)          4,601
                --------------  ---------------   --------------    -------------  -------------
    Net cash flows (used in)
    operating activities
                       (345)        (13,589)         (24,689)           (85,592)        (26,350)

Cash Flows from
financing activities:
loan from shareholder    -            13,200          24, 300             86,475         24,300
                --------------  ---------------   --------------    -------------  -------------
   Net cash flows
   provided by
   financing
   activities        $   -         $  13,200        $  24,300          $  86,475     $   24,300

Increase
(Decrease in cash    $ (345)       $   (389)        $   (389)          $   (883)     $  (2,050)
Cash, beginning of
period                  424             813              813                (70)           813
                --------------  ---------------   --------------    -------------  -------------
Cash, end of period      79             424              424                 813         (1,237)

                                    COMPOUND NATURAL FOODS, INC.
                              STATEMENT OF CHANGES SHAREHOLDER' (DEFICIT)

                                                                                           Accumulated
                                                                                           Deficit During
                            Common                        Additional Paid-  Accumulated    Developmental
                            Shares        Stock Amount    in Capital        (Deficit)      Stage           Total

Balance at October 1,
 2005                       66,386,000    $   66,386       $  82,936       $ (496,188)      $ -       $(346,866)

Net (Loss)
                                                                              (54,312)                  (54,312)
Balance at September 30,
2006                        66,386,000 	 66,386          82,936         (550,500)        -        (401,178)

Net (Loss)                      -                -               -               -          (70,967)    (70,967)
Balance at
September 30, 2007          66,386,000        66,386          82,936         (550,500)      (70,967)   (472,145)

Net (Loss) for the period
ended June 30, 2008
(Unaudited)                     -                -               -            (37,484)      (27,484)

Balance at June 30, 2008    66,386,000       $66,386         $82,936        $(550,500)     $(98,451)  $(499,629)
(Unaudited)


                          Compound Natural Foods, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2007 and 2006
(References to June 30, 2008 are unaudited)

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are
responsible for their integrity and objectivity.    These accounting policies
conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Organization and Description of Business

Compound Natural Foods, Inc. (formerly Zurich American Financial, S.A., Inc.) a Nevada corporation and its wholly-owned subsidiary, Pure Nature, LLC, a Colorado limited liability corporation organized August 12, 1999, (collectively, the Company) formerly provided nutritional food, beverage and supplemental products that promote a healthy and active lifestyle. The Company entered into a development stage effective October 1, 2006, when the Company commenced its efforts to become a publicly reporting company, ultimately to seek a business combination.

On September 29, 2004, the Company acquired all of the outstanding shares of Compound Healthcare, Inc. (formerly Job Tip Lotto, Inc.), a California "C" Corporation for 60,000,000 shares of the Company's common stock in a reverse acquisition. The Company simultaneously canceled 16,000,000 shares of common stock held by one of the founders. After the reverse acquisition and certificate cancellation, the Company had 66,085,000 common shares issued and outstanding, 60,000,000 of which were held by the former shareholders of Compound Healthcare, Inc.

On October 8, 2004, the Company issued 2,000,000 shares of common stock in exchange for 1,930,490 units of Pure Nature, LLC, resulting in the LLC becoming a wholly owned subsidiary.

On April 18, 2005, the Company's President acquired 60,000,000 shares from the other shareholders for $400,000, resulting in a change in control. The $400,000 was borrowed from another shareholder, which borrowings are collateralized by the 60,000,000 shares.

Principles of Consolidation

The consolidated financial statements include accounts of the Company and its wholly-owned subsidiary, Pure Nature, LLC. All significant inter-company balances and transactions have been eliminated in the consolidation.

Development Stage Company

Based on the Company's business plan, it is a development stage company since planned principle operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply to developing enterprises. As a development stage company, the Company discloses its retained earnings (or accumulated deficit) during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date.
The development stage began on October 1, 2006, when the Company ceased operations and commenced its efforts to become a publicly reporting company, ultimately to seek a business combination.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts payable, accrued liabilities, and notes payable approximates fair value because of the short maturity of these instruments.

Revenue Recognition

The Company recognized prior to discontinuance of its prior business, revenue from goods sold once all of the following criteria for revenue recognition have been met: 1) pervasive evidence of an agreement exists; 2) the goods have been delivered; 3) the price is fixed and determinable and not subject to refund or adjustment; and 4) collection of the amounts due is reasonably assured. The Company derived its revenue primarily from the wholesale sale of goods to retailers such as supermarkets and health food stores.

Marketing/Advertising Costs

The costs of advertising are charged to marketing/advertising expense as incurred. The Company incurred marketing/advertising expense of $22,500 for the nine months ended June 30, 2008, and $45,000 and $40,375 for the twelve months ended September 30, 2007 and 2006, respectively.

Per Share Amounts

SFAS 128, "Earnings per Share," provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. During 2007 and 2006, the Company has not issued any potential dilutive securities.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the book basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Concentrations

The Company is not currently a party to any financial instruments that potentially subject it to concentrations of credit risk.

Discontinued Operations

Due to general economic conditions and other factors, on October 1, 2006, the company decided to terminate its operations. When the Company discontinued its operations, it became required under generally accepted accounting principles ("GAAP") to reset the development stage period of the Company to a start date of October 1, 2006. The transactions related to these former operations are disclosed as discontinued operations.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The interim financial statements as of June 30, 2008, and for the nine months ended June 30, 2008 and 2007 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting. These consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal reoccurring adjustments and accruals) necessary to present fairly the financial statements for periods presented in accordance with generally accepted accounting principles. Operating results for the nine months ended June 30, 2008 may not be indicative of the results for the period ending September 30, 2008. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC.

Note 2 - Basis of Presentation

Generally accepted accounting principles in the United States of America contemplate the continuation of the Company as a going concern. However, the Company has accumulated operating losses since its inception and has negative working capital and stockholders' deficits, which raise substantial doubt about the Company's ability to continue as a going concern. Management plans to meet the cash requirements of the Company through the development stage by raising additional capital as needed. Failure to raise capital could result in the Company having to curtail or cease operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 3 - Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157 "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years and earlier application is encouraged. The Company has adopted this Statement and this adoption did not impact the Company's financial position, results of operations, or cash flows.

Various additional accounting pronouncements have been issued during 2006, 2007 and 2008, none of which are expected to have any material effect on the financial statements of the Company.

Note 4 - Acquisitions and Purchases of Assets

On September 29, 2004, the Company acquired all of the outstanding share of Compound Healthcare, Inc., a California C corporation in exchange for 60,000,000 common shares of the Company in a reverse acquisition.

On October 8, 2004, the Company acquired all of the outstanding units of Pure Nature, LLC, a Colorado limited liability corporation in exchange for 2,000,000 common shares of the Company.

Note 5 - Capital Stock

The Company has authorized 1,000,000,000 shares of $.001 par value common stock. As of September 30, 2007, there were 66,386,000 shares issued and outstanding.

Note 6 - Income Taxes

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company's deferred tax assets consist entirely of the benefit from net operating loss (NOL) carry forwards. The net operating loss carry forward, if not used, will expire in various years through 2028, and is subject to restrictions imposed by the Internal Revenue Code. The Company's deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carry forwards. Net operating loss carry forwards may only be utilized to offset future taxable income, if any, and may be further limited by other provisions of the tax laws, including changes in control of the Company.

The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

                                          Estimated                 Change in
                Estimated NOL    NOL      Tax Benefit   Valuation   Valuation  Net Tax
Period Ending   Carry-forward    Expires  from NOL      Allowance   Allowance  Benefit
September 30,
2006                  550,500    Various     101,842    (101,842)     (10,048)     -
September 30,
2007                   70,967       2027      13,129     (13,129)     (13,129)     -
June 30, 2008          27,484       2028       5,085      (5,085)      (5,085)     -

Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

Income tax (benefit) at statutory rate resulting
from net operating loss carry forward                                (15.0%)
State tax (benefit) net of Federal benefit                            (3.5%)
Deferred income tax valuation allowance                               18.5%
                                                                   ----------
Actual tax rate                                                          0%
                                                                   ==========

Note 7 - Related Party Transactions

Shareholders have advanced funds to the Company, with balances of $110,775, $110,775 and $86,475 at June 30, 2008, September 30, 2007 and September 30,
2006, respectively. Interest of $4,984, $5,967 and $4,461 was accrued in the respective years. The loans are uncollateralized, bear interest at 6% per annum, and are due on demand.

The Company uses the offices of its President for its minimal office facility needs for no consideration. No provision for these costs has been provided since it has been determined that they are immaterial.

Note 8 - Commitments and Contingencies

At various times during its former operations, the Company entered into various marketing agreements for its products. These agreements indicate perpetual monthly required payments of $3,750 for services, and are cancelable with 30 days written notice. These commitments have been included in accounts payable. The Company believes that since no services are being
provided, the contracts have in effect been terminated.   However,
termination of the contracts is subject to interpretation, and therefore, the financial statements include continuing provisions for the required payments based on the contingencies involved. A contingency exists with respect to this matter, the ultimate resolution of which has not been determined.

Prior to September 29, 2004, the Company's wholly-owned subsidiary, Pure Nature LLC, entered into member contribution agreements calling for repayment of up to two times the face amount of the contribution. The repayment was to be prorated among all members and was to be equivalent to 5% of gross sales. The contributions totaled $ 124,750 and 5% of sales up to the discontinuance of operations totaled $2,290. Management believes that these agreements have passed the statute of limitations and consequently no provision has been made.

                                 SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        COMPOUND NATURAL FOODS, INC.


Date:  August __, 2008                  By: /s/ Joey Canyon
                                            Joey Canyon, President